Exhibit 99.1

The Middleby Corporation Reports Record Fourth Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--March 4, 2009--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the fourth quarter ended January 3, 2009. Net earnings for the fourth quarter were $17,313,000 or $1.04 per share on net sales of $151,020,000 as compared to the prior year fourth quarter net earnings of $15,256,000 or $0.89 per share on net sales of $145,533,000.

Net earnings for the fiscal year ended January 3, 2009 were $63,901,000 or $3.75 per share on net sales of $651,888,000 as compared to net earnings of $52,614,000 or $3.11 per share on net sales of $500,472,000 in the prior fiscal year.

2008 Fourth Quarter and Full Year Financial Highlights

  During 2008, Middleby completed three strategic acquisitions, including New Star International, Inc. on December 31, 2007, FriFri on April 22, 2008, and Giga Grand Cucine S.r.l. on April 23, 2008. The financial results of these acquisitions are reflected in the 2008 statements of earnings and balance sheets from the date of acquisition.
  On January 5, 2009, subsequent to Middleby’s 2008 fiscal year end, the company also completed the acquisition of TurboChef Technologies, Inc. for $116.3 million in cash and 1,539,668 shares of Middleby common stock. The impact of this acquisition is not reflected in the 2008 statements of earnings and balance sheets.
  Earnings per share increased 17% to $1.04 in the fourth quarter of 2008 as compared to $0.89 in the fourth quarter of 2007. For the full year, earnings per share increased 21% to $3.75 in 2008 from $3.11 in 2007.
  Net sales rose 3.8% in the fourth quarter and 30.3% in the 2008 fiscal year reflecting the impact of acquisitions. Excluding the impact of acquisitions, sales declined 14.4% during the fourth quarter and 4.6% for the full year. Sales of the Commercial Foodservice Group declined 11.5% for the fourth quarter and 2.6% for the year, while sales of the Food Processing Group declined 29.3% for the quarter and 16.7% for the full year. Sales at both the commercial foodservice segment and food processing segment were impacted by the economic slowdown which occurred late in the third quarter of 2008.
  Operating income increased by 9.7% to $30,157,000 from $27,501,000 for the quarter and by 28.7% to $119,618,000 from $92,933,000 for the year.
  Depreciation and amortization amounted to $2.1 million in the 2008 fourth quarter and $12.4 million for the entire year as compared to $1.5 million in the 2007 fourth quarter and $6.4 million for the 2007 full year. Increased expense for fiscal 2008 reflects amortization and depreciation associated with the recent acquisitions.
  Net interest expense and deferred financing costs amounted to $3,072,000 in the fourth quarter and $12,982,000 for the entire year as compared to $2,512,000 in the prior year fourth quarter and $6,650,000 in the 2007 full year. Increased interest expense reflects higher levels of debt to fund acquisition activities.
  Total debt at the end of the 2008 fourth quarter amounted to $234,700,000 as compared to $257,653,000 at the end of the third quarter 2008 and $96,197,000 at the end of the 2007. Net borrowings were increased during the year by $204,693,000 to fund acquisition related activities, including the purchase of Star, Giga and Frifri. The Company also repurchased $12,359,000 its common stock during the third quarter of 2008.
  Immediately subsequent to year end, the company completed its acquisition of TurboChef Technologies. Year-end debt on a pro-forma basis reflecting the TurboChef acquisition would have amounted to approximately $369,004,000. The TurboChef transaction was funded under the Company’s $497,500,000 senior revolving credit facility. The senior revolving credit facility matures in December 2012.
  The senior revolving credit facility requires, among other things, the company maintain a leverage ratio of less than 3.5x and a minimum fixed charge coverage ratio of 1.25x. On a pro-forma basis, immediately after giving effect to the TurboChef transaction, the company’s leverage ratio was approximately 2.25x and the fixed charge coverage ratio was approximately 8.0x.

Selim A. Bassoul Chairman and Chief Executive Officer said, “We are pleased to report record fourth quarter and 2008 results despite the challenging environment. Business conditions were difficult during the fourth quarter due to the general economic situation. However, we were able to lessen this impact with cost reduction measures and improved profitability from recent acquisitions.”

Mr. Bassoul continued, “In 2009, we expect the business environment to continue to be difficult. We have taken, and continue to further implement measures, to reduce our costs to adjust our business to lower business volumes in the near-term. Additionally, we anticipate continued reduced costs of steel would benefit the second quarter and second half of the year. We are continuing to focus on acquisition integration initiatives and other strategic measures which will improve long-term profitability of the company. In addition to cost related synergies, we are implementing measures to better leverage our infrastructure across the brands to increase our product penetration in existing customer accounts, while at the same time better control our selling and distribution costs.”

Mr. Bassoul added, “We are excited about our most recent acquisition of TurboChef. TurboChef is the leader in the speed cook category of the commercial foodservice segment and compliments Middleby’s portfolio of leading brands and innovative technologies in commercial cooking. We are in process of improving the profitability of this business unit, including initiatives to reduce redundant corporate overhead expenses and reorganization of the residential business to bring costs in line with the current revenues. Additionally, cost reduction initiatives to realize synergies in the commercial oven business are underway. Despite the more difficult business environment we believe we are on target to achieve our expected profit objectives and anticipate that this acquisition will be accretive to earnings in 2010.”

Bassoul further commented, “We continue to focus on our new product initiatives, which should help offset reduced demand levels in the first half. We are rolling out our Blodgett hydrovection oven with a major restaurant chain customer and have several other products on test. Products such as the TurboChef I-Series ovens, the Middleby Marshall Mini-WOW! Conveyor Oven and the Pitco Rocket Fryer we believe will gain momentum during the year.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Thursday, March 5 and can be accessed by dialing (866) 439-4712 and providing conference code 554461# or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling and providing code#. A transcript of the call will also be posted to the company's website.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007 and 2008, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007 and 2008, and by Forbes as one of the Best Small Companies in 2007 and 2008.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	4th Qtr, 2008	4th Qtr, 2007	2008	2007
Net sales	$ 151,020	$ 145,533	$ 651,888	$ 500,472
Cost of sales	93,525	90,555	403,746	308,107

Gross profit	57,495	54,978	248,142	192,365

Selling & distribution expenses	13,850	14,194	63,593	50,769
General & administrative expenses	13,488	13,283	64,931	48,663

Income from operations	30,157	27,501	119,618	92,933

Interest expense and deferred
financing amortization, net	3,072	2,512	12,982	6,650
Other (income), net	616	(643)	2,414	(1,696)

Earnings before income taxes	26,469	25,632	104,222	87,979

Provision for income taxes	9,156	10,376	40,321	35,365

Net earnings	$ 17,313	$ 15,256	$ 63,901	$ 52,614

Net earnings per share:

Basic	$ 1.08	$ 0.96	$ 4.00	$ 3.35

Diluted	$ 1.04	$ 0.89	$ 3.75	$ 3.11
Weighted average number shares:

Basic	15,958	15,881	15,978	15,694

Diluted	16,690	17,180	17,030	16,938

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jan 3, 2009	Dec. 29, 2007
ASSETS

Cash and cash equivalents	$ 6,144	$ 7,463
Accounts receivable, net	85,969	73,090
Inventories, net	91,551	66,438
Prepaid expenses and other	7,646	10,341
Prepaid taxes	-	17,986
Current deferred tax assets	18,387	11,095
Total current assets	209,697	186,413

Property, plant and equipment, net	44,757	36,774

Goodwill	266,663	134,800
Other intangibles	125,501	52,581
Other assets	7,880	3,079

Total assets	$ 654,498	$ 413,647

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 6,377	$ 2,683
Accounts payable	32,543	26,576
Accrued expenses	102,579	95,581
Total current liabilities	141,499	124,840

Long-term debt	228,323	93,514
Long-term deferred tax liability	33,687	2,568
Other non-current liabilities	23,029	9,813

Stockholders’ equity	227,960	182,912

Total liabilities and stockholders’ equity	$ 654,498	$ 413,647

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
or
Tim Fitzgerald, Chief Financial Officer, (847) 429-7744